KonaTel Reports First Quarter 2021 Financial Results

Revenue of $2.4 Million, Up 22%

NEWS PROVIDED BY

KonaTel, Inc. →

May 25, 2021, 08:30 ET

DALLAS, May 25, 2021 /PRNewswire/ -- KonaTel, Inc. (OTCMKTS: KTEL) (www.konatel.com), a voice/data communications holding company, today announced financial results for three-month period ended March 31, 2021.

First Quarter Financial Summary and Recent Business Highlights

- Revenues of $2.4 million, up 22% compared to the first quarter last year.
- Gross profit of $911,000, up 19% compared to the first quarter last year.
- Operating loss of $(230,000) compared to $(190,000) in the first quarter last year.
- Net Loss of $(233,000) or $(0.01) per share, compared to net income of $101,000, inclusive of non-recurring, other income of $300,000, or $0.00 per share, in the first quarter last year.
- Subsequent to quarter end, the company's subsidiary, IM Telecom (d/b/a Infiniti Mobile), received approval to participate in the Federal Communications Commission's (FCC) new Emergency Broadband Benefit Program (EBB) (www.fcc.gov/broadbandbenefit) established by Congress to provide temporary broadband data service to low-income American households impacted by COVID.

"Demand for telecommunications and data services continues to be robust as work-from-home trends persist, IoT (Internet of Things) wireless data opportunities increase and consumers seek faster, more reliable connectivity from the accelerating deployment of smart

devices," stated KonaTel Chairman and CEO Sean McEwen. "We are increasing our internal infrastructure, primarily employed and contracted personnel, to expand our sales channel strategy to meet this growing demand and pursue additional opportunities to further scale the higher margin, Hosted Services segment of our business."

First Quarter Financial Detail (First Quarter of 2021 vs. First Quarter of 2020)

Revenues increased 22% to $2.4 million compared to $2.0 million, reflecting a 32% increase in Hosted Services revenues and a 14% increase in Mobile Services revenues.

Gross profit was $911,000, or 38.1% profit margin, compared to gross profit of $765,000, or 39.1% profit margin.

Total operating expenses were $1.1 million, up 19.5% compared to $995,000. This increase was primarily a result of infrastructure expansion, mostly payroll and operating & maintenance expenses to support growth.

Net loss was $(233,000), or $(0.01) per diluted share (based on 40.7 million weighted average shares) compared to net income of $101,000, or $0.00 per diluted share (based on 44.1 million weighted average shares), inclusive of non-operating, other income of $300,000 related to a legal settlement.

Balance Sheet

The Company ended the quarter with $569,000 in cash, compared to $715,000 in cash on December 31, 2020. Long term debt was $150,000 as of March 31, 2021 and December 31, 2020.

About KonaTel

KonaTel provides a variety of retail and wholesale telecommunications services including mobile voice/text/data service supported by national U.S. mobile networks, mobile numbers, SMS/MMS services, IoT mobile data service, and a range of hosted cloud services. KonaTel's subsidiary, Apeiron Systems (www.apeiron.io), is a global cloud communications service provider employing a dynamic "as a service" (CPaaS/UCaaS/CCaaS/PaaS) platform. Apeiron

provides voice, messaging, SD-WAN, and platform services using its national cloud network. All Apeiron's services can be accessed through legacy interfaces and rich communications APIs. KonaTel's other subsidiary, Infiniti Mobile (www.infinitimobile.com), is an FCC authorized wireless Lifeline carrier with an FCC approved wireless Lifeline Compliance Plan, authorized to provide government subsidized cellular service to low-income Americans. KonaTel is headquartered in Plano, Texas.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of the disclosures contained in the filings of KonaTel and its "forward-looking statements" in such filings that are contained in the EDGAR Archives of the SEC at www.sec.gov.

-- **Tables Follow** –

KonaTel, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2021		December 31, 2020	
Assets				
Current Assets				
Cash and Cash Equivalents	$	569,336	$	715,195
Accounts Receivable, net		487,753		434,801
Inventory, Net		16,999		17,786
Prepaid Expenses		1,802		2,365
Other Current Asset		164		194
Total Current Assets		1,076,054		1,170,341
Property and Equipment, Net		66,602		79,571
Other Assets				
Intangible Assets, Net		1,473,001		1,517,163
Other Assets		172,296		172,065
Total Other Assets		1,645,297		1,689,228
Total Assets	**$**	**2,787,953**	**$**	**2,939,140**
Liabilities and Stockholders' Equity				
Current Liabilities				
Accounts Payable and Accrued Expenses	$	980,260	$	1,042,567
Note Payable - current portion		62,743		94,339
Right of Use Operating Lease Obligation - current		98,501		66,323
Deferred Revenue		-		37,677
Total Current Liabilities		1,141,504		1,240,906
Long Term Liabilities				
Right of Use Operating Lease Obligation - long term		164,992		15,399
Note Payable - long term		150,000		150,000
Total Long Term Liabilities		314,992		165,399
Total Liabilities		1,456,496		1,406,305
Commitments and contingencies				
Stockholders' Equity				
Common stock, $.001 par value, 50,000,000 shares authorized, 40,692,286 outstanding and issued at March 31, 2021 and December 31, 2020		40,692		40,692
Additional Paid In Capital		7,491,976		7,460,632
Accumulated Deficit		(6,201,211)		(5,968,489)
Total Stockholders' Equity		1,331,457		1,532,835
Total Liabilities and Stockholders' Equity	**$**	**2,787,953**	**$**	**2,939,140**

KonaTel, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended March 31,	
	2021	2020
Revenue	$ 2,392,838	$ 1,957,355
Cost of Revenue	1,481,677	1,192,177
Gross Profit	911,161	765,178
Operating Expenses		
Payroll and Related Expenses	549,199	448,149
Operating and Maintenance	290,322	193,852
Utilities and Facilities	48,366	20,945
Depreciation and Amortization	213,554	258,222
General and Administrative	20,442	14,243
Marketing and Advertising	11,086	944
Taxes and Insurance	8,672	18,814
Total Operating Expenses	1,141,641	955,169
Operating Loss	(230,480)	(189,991)
Other Income and Expense		
Other Income	-	301,373
Interest Expense	(2,242)	(10,549)
Total Other Income and Expenses	(2,242)	290,824
Net Income (Loss)	$ (232,722)	$ 100,833
Net Income (Loss) per Share		
Basic	$ (0.01)	$ -
Diluted	(0.01)	-
Weighted Average Outstanding Shares		
Basic	40,692,286	40,692,286
Diluted	40,692,286	44,092,286

SOURCE KonaTel, Inc.

Related Links

http://konatel.com/